Exhibit 2

(c) A.C.T.S. Inc. will not assign, transfer and/or encumber the exclusive rights of representation as outlined in this letter agreement to any third party without immediate notification to AMFIL.  (d) A.C.T.S. Inc. will diligently and in good faith work to secure, on its part, to ensure the acquisition of the exclusive rights of representation as outlined in this letter agreement on behalf of AMFIL if any offers, discussions or negotiations with any third party with respect to any transaction relating to the sale, transfer or reassignment of any of A.C.T.S. Inc’s business activities.

6.     GENERAL

(a)

Each of the parties hereto will use all reasonable commercial efforts to do all necessary things and take all necessary actions to advance and consummate the transactions contemplated by this letter agreement and will co-operate in good faith in respect of all such matters.

(b)	This letter agreement may, at any time and from time to time, be amended only by written agreement of the parties.

(c)	None of the parties may assign this letter agreement or its rights or obligations under this letter agreement without the prior written consent of the other party.

(d)	This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

(e)

This letter agreement may be executed in counterpart with the same effect as if the parties had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

(f)

Except for the provisions under the heading “Definitive J.V. Agreement” and “Exclusivity”, which provisions are binding upon and enforceable against the parties hereto, this letter agreement is a non-binding letter of intent.

This letter of Intent has been agreed upon and signed in good faith by all parties.

Dated this 8th day of April, 2014.

Read, Agreed & Understood	Read, Agreed & Understood
For A.C.T.S. Inc.	For AMFIL Technologies, Inc.
/s/ Ambrose Fillis	/s/ Roger Mortimer
Ambrose Fillis - President	Roger Mortimer - President